Exhibit 99.1

VALENTIS ANNOUNCES FIRST QUARTER FISCAL 2004 FINANCIAL RESULTS

BURLINGAME, Calif., Nov. 14 /PRNewswire-FirstCall/ — Valentis, Inc. (Nasdaq: VLTS) today announced results for its first fiscal quarter ended September 30, 2003.

The Company reported a net income applicable to common stockholders for the quarter ended September 30, 2003 of $3.4 million, or $0.62 per basic share and $0.61 per diluted share, on revenue of $6.7 million, compared to a net loss applicable to common stockholders of $5.7 million, or $4.63 per basic and diluted share on revenue of $339,000 for the corresponding period of the prior year. The increase in revenue primarily reflects the recognition of $6.5 million of non-recurring revenue from a license and settlement agreement with ALZA Corporation. Under the agreement, PolyMASC Pharmaceuticals, a wholly owed subsidiary of Valentis, settled its patent infringement litigation against ALZA and granted a worldwide, irrevocable and non-exclusive license to ALZA under its PEG-liposome patents.

On September 30, 2003, Valentis had $7.0 million in cash, cash equivalents and short-term investments compared to $3.3 million on June 30, 2003. The increase of $3.7 million in cash, cash equivalents and investments balances relates primarily to the $6.5 million license fee received from ALZA Corporation under the license and settlement agreement, partially offset by funding of ongoing operations.

Research and development expenses decreased approximately $600,000 to approximately $2.3 million for the quarter ended September 30, 2003, compared to approximately $2.9 million for the corresponding period in 2002. The decrease was attributable to staff reductions in October 2002, offset in part by increased clinical trial expenses for the Del-1 PAD Phase II clinical trial, which was initiated in July 2003.

General and administrative expenses decreased approximately $1.4 million to approximately $1.0 million for the quarter ended September 30, 2003, compared to approximately $2.4 million for the corresponding period in 2002. The decrease was attributable primarily to staff reductions in October 2002 and decreased professional fees related to patent infringement litigation, partially offset by lease termination costs associated with vacating a portion of our Burlingame, California facility.

About Valentis

Valentis is creating innovative cardiovascular therapeutics. The company begins its product development at the stage of a validated target and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs.

Additional information is available at http://www.valentis.com.

For additional information regarding our business and financial results for the periods ended June 30, 2003 and September 30, 2003, including forward-looking statements, risks and uncertainties, please refer to our Annual Report on Form 10-K and Quarterly Report on Form 10-Q, respectively, as filed with the Securities and Exchange Commission.

Additional information about Valentis can be found at be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. Further, there can be no assurance that Valentis will be able to develop commercially viable gene based therapeutics, that any of the company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the companies’ operations and business environments. These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2003 and Quarterly Report on Form 10-Q for the period ended September 30, 2003, as filed with the Securities and Exchange Commission.

Valentis, Inc.

Selected Condensed Consolidated Financial Data

(in thousands, except per share amounts)

Statement of Operations

	Three months ended September 30,
	2003	2002
	(unaudited)	(unaudited)
License and other revenue	$6,709	$339
Total revenue	6,709	339

Operating expenses:
Research and development	2,258	2,899
General and administrative	982	2,365
Total operating expenses	3,240	5,264
Income (loss) from operations	3,469	(4,925)

Interest income	16	58
Interest expense and other, net	(45)	215
Net income (loss)	3,440	(4,652)

Deemed dividend	—	(644)
Dividends on preferred stock	—	(385)
Net income (loss) applicable to common stockholders	$3,440	$(5,681)

Income (loss) per share applicable to common stockholders:
Basic	$0.62	$(4.63)
Diluted	$0.61	$(4.63)

Weighted-average shares used in computing income (loss) per common share
Basic	5,554	1,227
Diluted	5,608	1,227

Balance Sheets

	September 30, 2003	September 30, 2003
	(unaudited)	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$7,007	$3,290
Other current assets	526	829
Total current assets	7,533	4,119
Property and equipment, net	1,168	1,511
Goodwill and other assets	448	448
	$9,149	$6,078

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$2,484	$3,305
Deferred revenue	150	175
Current portion of long-term debt	—	9
Total current liabilities	2,634	3,489
Stockholders’ equity	6,515	2,589
	$9,149	$6,078

Note: Derived from audited consolidated financial statements

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